23.1    Consent of Demetrius & Company, L.L.C., Independent Auditor





CONSENT OF INDEPENDENT AUDITORS


We consent to the inclusion in this Registration Statement on Form SB-2, Amendment No. 2, of our report dated March 23, 2005, with respect to the audit of the financial statements of Medivisor, Inc. We also consent to the reference of our firm under the "Experts" and "Summary Financial Information" in the prospectus.


/s/ Demetrius & Company, L.L.C.

Wayne, New Jersey
October 28, 2005